UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 5, 2012

(Date of Earliest Event Reported)

Shrink Nanotechnologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	000-52860 (Commission File Number)	20-2197964 (I.R.S. Employer Identification No.)

1406 SANTA MARGARITA STREET, UNIT D

LAS VEGAS, NV 89146

 (Address of principal executive offices)

(702) 527-9400

 (Registrant's telephone number, including area code)

7020 Belcrest Drive, Plano, TX 75024

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

Effective as of December 5, 2012, Shrink Nanotechnologies, Inc. (the “Company”), entered into a Binding Letter of Intent with American Geologics, LLC, a Nevada limited liability company with principal offices in Las Vegas, NV (“AGL”), calling for the acquisition of 100% of the equity ownership of AGL in exchange for one million restricted common shares of the Company and a cash consideration of $6,000.00.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 7, 2013, Mr. Darren Miles resigned as a director and officer of the Company. Mr. Miles’ resignation was not because of any disagreement with the Company relating to the Company’s operations, policies or practices.

Effective as of February 07, 2013, the Company’s Board of Directors appointed Mr. Norman Meier as Chief Executive Officer, President and Director, replacing Mr. Darren Miles as of such date.  Mr. Meier will also be the principal executive and principal financial officer of the Company.

Effective as of February 22, 2013, the Company’s Board of Directors appointed Ms. Natasha Waite as the Company’s Secretary and Director. The Company and Ms. Waite currently maintain no material plan, contract or arrangement relating to Ms. Waite’s position with the Company or related compensation.

Biography of Mr. Meier

Norman Meier has been an investment professional since 1995. He has held executive positions with top-tier global investment firms such as MAN Investments and AWD in Switzerland, and Canaccord Capital Corporation in Canada. He also founded a Swiss financial services firm, which has been licensed by the Swiss Banking Commission and registered with a self-regulatory organization.  Mr. Meier has over 10 years of experience in the gold exploration industry and has participated in raising approximately $35 million to fund private US companies and a total of $400 million from private investors and $600 million from institutional clients for mutual funds, hedge funds and other financial products.. During his tenure as Director and Executive of Hemis Corporation, Tecton Corporation and a director of Windfire Capital Corp. in Canada.he was responsible for managing over 10 geologists with oversight of projects in Canada, USA, Mexico and Peru. He has been involved in over 25 different exploration projects all over the world. Most of these projects were gold, silver, copper and molybdenum

Mr. Meier has a BBA, MBA and Ph D in Human Behavior from Newport University USA and Switzerland. His MBA has a concentration in “Interpersonal Relationship & Communication” and his PhD is concentrated in “Personnel Management”. He had originally received the Swiss Matura Typus D (languages) and went to the University of Zurich to study Psychology. After his service in the army, he received a Financial Planning Designation of AWD Switzerland where he worked for over six years. He continued to journey to Canada where he finished several courses and received designations in from the Canadian Securities Institute (equivalent to FINRA in the USA): Canadian Securities Course (CSC), Derivatives Fundamental Course (DFC), Conduct & Practices Handbook Course (CPH), Options Licensing Course (OLC), Ethics Case Study Course, Technical Analysis Course (TAC), Investment Management Techniques (IMT), Options Strategies Course (OSTC), Portfolio Management Techniques (PMT), Agricultural Markets – Risk Management (ARM) and he became a member of the FCSI – Fellowship of the Canadian Securities Institute. Norman Meier also received the following two financial designations Canadian Investment Manager Designation and Derivatives Market Specialist Designation.

Biography of Ms. Waite

Natasha Waite has been a business professional for over 20 years. She is an expert in all corporate matters including setting up corporations, accounting, issuance of shares, legal matters, securities knowledge and administration. Ms. Waite worked at Eastbiz.com, Inc from 2003 to 2010 setting up Nevada corporations.  . While at Eastbiz.com, she personally assisted in setting up over 10,000 Nevada corporations and countless corporations in all other states. From 2011 to 2012 she was a manager for Athena Capital Partners, a FINRA licensed broker dealer. She has been working for American Incorporation Services since 2012.  Ms. Waite has also been working as a consultant for Tristar Energy Group and United Oil & Gas since 201. Ms. Waite’s education lies in Information Systems Management (computer sciences) from the University of Maryland.

Item 8.01  Other Events

On February 19, 2013 the Company has relocated its corporate offices to 1406 Santa Margarita Street, Unit D, Las Vegas, NV 89146, telephone (702) 527-9400.

Item 9.  Financial Statements and Exhibits

(d)

Exhibits.

The following shall be deemed filed or furnished with this Report.

10.1

Letter of Intent, dated as of December 5, 2012, between Shrink Nanotechnologies, Inc and American Geologics, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHRINK NANOTECHNOLOGIES, INC.

Date:  March 7, 2013

By:  /s/ Luis Leung

Name:

Luis Leung

Title:

Director

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